Exhibit 99.1

InterGroup Reports Q1 FY2026 Results; Real Estate Segment Income Up 20% YoY, Hotel KPIs Up, and $13.4 Million in Cash & Restricted Cash

Los Angeles, CA — November 17, 2025 — The InterGroup Corporation (NASDAQ: INTG) reported results for the three months ended September 30, 2025. Management continues to conclude that the prior going-concern doubt at majority-owned subsidiary Portsmouth Square, Inc. was alleviated as of June 30, 2025 following its hotel refinancing, and no substantial doubt exists for at least twelve months from the issuance date of the Company’s financial statements.

Fiscal Q1 2026 Highlights (vs. Q1 2025)

●	GAAP net loss: ($1,159,000) consolidated; net loss attributable to InterGroup: ($535,000) [vs. ($398,000)].
●	EBITDA (Non-GAAP): $4,526,000 vs. $5,013,000 (-9.7% YoY). See reconciliation below.
●	Real estate segment income: $3,157,000 (vs. $2,629,000; +20.1% YoY). Revenues $5,495,000 (vs. $5,086,000; +8.0% YoY).
●	Hotel KPIs (consolidated): ADR $218 (+3.8% YoY), occupancy 95% (-1 pt), RevPAR $207 (+2.5% YoY).
●	Marketable securities: net gain of $136,000 (vs. $129,000).
●	As presented in the Condensed Consolidated Statements of Cash Flows, cash, cash equivalents and restricted cash at September 30, 2025 totaled $13,391,000, consisting of cash and cash equivalents of $5,054,000 and restricted cash of $8,337,000.

Hotel Revenues & Expenses Detail (Segment)

Hotel revenues (by category):

●	Rooms: $10,428,000 (vs. $10,110,000; +3.1% YoY)
●	Food & beverage: $912,000 (vs. $733,000; +24.4% YoY)
●	Garage: $900,000 (vs. $875,000; +2.9% YoY)
●	Other operating departments: $178,000 (vs. $102,000; +74.5% YoY)
●	Total hotel revenues: $12,418,000 (vs. $11,820,000; +5.1% YoY)

Hotel expenses (segment):

●	Operating expenses excluding depreciation & amortization: $10,481,000 (vs. $8,792,000; +19.2% YoY)
●	Operating income before interest, depreciation & amortization (Non-GAAP OIBDA): $1,937,000 (vs. $3,028,000; -36.0% YoY)
●	Interest expense — mortgage: $2,493,000 (vs. $2,824,000; -11.7% YoY)
●	Interest expense — related party: $872,000 (vs. $824,000; +5.8% YoY)
●	Depreciation & amortization: $874,000 (vs. $903,000; -3.2% YoY)
●	Net loss from Hotel operations (GAAP): ($2,302,000) (vs. ($1,523,000); -51.2% YoY)

Note: OIBDA is a Non-GAAP measure. GAAP income from operations can be derived as OIBDA minus depreciation & amortization. OIBDA is not a substitute for GAAP and is provided for period-over-period comparability.

Real Estate Operations (Q1 FY2026 vs. Q1 FY2025)

Real estate revenues were $5,495,000 (vs. $5,086,000; +8.0% YoY). Segment income from operations was $3,157,000 (vs. $2,629,000; +20.1% YoY).

Marketable Securities / Investing Transactions

The Company recorded a modest net gain of approximately $0.1 million in marketable securities for the quarter, consistent with an emphasis on liquidity and disciplined risk management.

CEO & COO Commentary

John V. Winfield, Chairman and Chief Executive Officer, said:

“We continue to observe signs of stabilization and recovery across the San Francisco hospitality market, including improving convention calendars, tourism indicators, and business travel activity. On the investment side, our marketable securities activity remained modest with a small net gain, consistent with our emphasis on liquidity and risk discipline.”

David C. Gonzalez, Chief Operating Officer, added:

“Operationally, Q1 reflected a degree of stabilization across the portfolio. In real estate, we remain focused on leasing, recoveries and expense control to support cash generation, and in hospitality we continue to optimize rate, channel mix and group/convention exposure as the San Francisco market stabilizes.”

GAAP to Non-GAAP Reconciliation (presented with GAAP prominence)

Reconciliation of Net Loss (GAAP) to EBITDA (Non-GAAP) — Three months ended September 30 (in dollars)

	2025	2024
Net loss (GAAP)	$(1,159,000)	$(852,000)
Add: Income tax expense	474,000	359,000
Add: Interest expense — mortgages	3,258,000	3,514,000
Add: Interest expense — trading/margin	297,000	324,000
Add: Depreciation & amortization	1,656,000	1,668,000
EBITDA (Non-GAAP)	4,526,000	5,013,000

Year-over-year change (EBITDA): -9.7%.

Non-GAAP Cautionary Statement: EBITDA is a non-GAAP financial measure defined by the Company as net income (loss) before interest expense, income tax expense (benefit), and depreciation and amortization. Management uses EBITDA to evaluate operating performance and liquidity, to compare results period-over-period, and to benchmark against peers; however, it has limitations and should not be viewed as a substitute for GAAP. The most directly comparable GAAP measure is net income (loss), which is presented above with equal or greater prominence.

KPI definitions: ADR = average room rate paid; Occupancy = rooms sold ÷ rooms available; RevPAR = ADR × Occupancy.

About

The InterGroup Corporation (NASDAQ: INTG) is a diversified company with investments primarily in real estate and hospitality and, to a lesser extent, marketable securities. The Company’s hotel operations consist of the Hilton San Francisco Financial District, and its real estate portfolio includes multifamily and commercial properties primarily in Texas, Missouri, Kentucky, and California.

Forward-Looking Statements

This press release contains forward-looking statements subject to risks and uncertainties, including hospitality market recovery in San Francisco, business travel trends, interest rate environment, securities market volatility, leasing dynamics, and macroeconomic factors. See “Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-Q for the quarter ended September 30, 2025 for additional information. The Company undertakes no obligation to update forward-looking statements except as required by law.

Investor Contact

The InterGroup Corporation

(310) 889-2500 | info@intgla.com